UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2007
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification Number)
incorporation)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 24, 2007, TD AMERITRADE Holding Corporation and Fiserv, Inc. entered into a stock purchase agreement pursuant to which a wholly owned subsidiary of TD AMERITRADE agreed to purchase a portion of Fiserv’s investment support services business by acquiring all of the outstanding capital stock of Fiserv Trust Company, a wholly owned subsidiary of Fiserv, Inc. Under the stock purchase agreement:
•	The initial purchase price payable at closing is $225 million in cash plus regulatory capital, subject to certain pre- and post-closing adjustments.

•	An additional earn-out payment of up to $100 million in cash could be payable following the first anniversary of the acquisition based on the achievement of certain revenue targets.

•	The closing of the transaction is conditioned upon obtaining certain regulatory approvals, Fiserv completing an internal reorganization of the acquired company to transfer the investment administration services business, which TD AMERITRADE is not acquiring, to Fiserv and other customary conditions.

•	At the closing, TD AMERITRADE and Fiserv will enter into a transition services agreement, the form of which has been agreed to, under which Fiserv will service customer accounts for up to six months (subject to extension) and be compensated based on revenue earned during the term of the transition services agreement.

•	Fiserv has agreed not to compete with the acquired business for three years, subject to certain exceptions.

•	Each party’s indemnification obligations are generally limited to losses in excess of $3 million and less than $50 million.

•	Either party can terminate the agreement if the closing has not occurred within 8 months after May 24, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: May 31, 2007	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer